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                                  EXHIBIT 10.1

                       Site Development Service Agreement

                              AND ESCROW AGREEMENT

             between the Company and Labatt Brewing Company Limited,

                              dated August 1, 1999


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                       SITE DEVELOPMENT SERVICES AGREEMENT

         THIS SITE DEVELOPMENT SERVICES AGREEMENT ("Agreement"), is entered into effective August 1, 1999 by and between INTERNET SPORTS NETWORK, INC., a Florida corporation ("Developer"), and LABATT BREWING COMPANY LIMITED, or any affiliate thereof ("LBCL" or "Customer") (Collectively referred to herein as the "Parties".)

                                    RECITALS

         A. Developer has certain expertise and know-how enabling it to provide sports content and contest web site development and services to Customer;

         B. Developer and Customer wish to enter into this Agreement whereby Developer shall provide certain contests and informational content and web site development and services to Customer upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

1.       SCOPE OF WORK.

         a. SITE DEVELOPMENT. In accordance with the "Description of Work" attached hereto as EXHIBIT "A" and incorporated herein by this reference, Developer shall develop, design, implement, install, promote, operate, maintain and test a contest and informational content web site for the use of Customer on its Beer.com web site (the "Contest Site".) Developer shall be the exclusive developer, designer, implementer, installer, provider, operator and tester of the Contest Site (the "Work") as defined in EXHIBIT "A". Provided, however, that Developer may utilize, with the prior written consent of Customer, the services of such third parties as is necessary to provide the services stated herein with Customer's prior approval. Such use does not eliminate Developer's exclusive agreement with Customer.

         b. MAINTENANCE SERVICES. As more fully described in EXHIBIT "A", Developer shall provide on-going maintenance of the Contest Site to Customer.

         c. EXCLUSIVE AGREEMENT. As stated above, Developer shall be the exclusive provider of fantasy league and other certain sports or non-sports related contests (the "Contests") as further defined in EXHIBIT "A" and Work to Customer. This exclusivity does not apply to any contests that are unrelated to Developer's core business. In exchange for this exclusivity, and the compensation indicated in EXHIBIT "A", Developer will not provide Contests and Work to other companies in the markets in which Customer has a leadership position. The market for purposes of this section is defined as the brewery or beer market. Leadership position for purposes of this agreement is a number one or two market share in the country in question. These countries currently consist of Canada, Belgium, Montenegro, China, United Kingdom, Croatia, Bulgaria, Romania, Russian, Mexico, South Korea, Hungary and the Netherlands.

         d. MERCHANDISING. Developer will co-manage and share in the revenue from sports merchandising and memorabilia on the Contest Site in the manner set forth in Exhibit "A" to the Agreement.

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         e. LICENSING. Developer will use its best efforts to acquire any and all licenses required from the various sports' player's associations for use in merchandising or in other uses for the Contests, Work and Contest Site. Royalties payable pursuant to any licenses required for the Contest Site shall be paid equally by Developer and Customer, if no revenues are generated. If revenues are generated, royalties payable and shall be deducted from the revenues payable to Customer or Developer, in an amount equal to each of their pro rata share pursuant to the Revenue Sharing Schedule in EXHIBIT "A" hereof.

         f. CUSTOMER'S OBLIGATIONS. Customer shall:

                  i. Display Developer's logo and provide a hyperlink to Developer's website and the Contest Site from Beer.com. Provided, however, the hyperlink shall not be activated for the first 60 days from the launch of the Contest Site.

                  ii. Prepare, in conjunction with the Developer, a full press and media proposal for the announcement of this Agreement and the equity interest outlined in EXHIBIT "A". No release of such information shall occur except with the prior approval of both Developer and Customer.

                  iii. Pay the compensation set forth in EXHIBIT "A".

                  iv. Nominate and cause Rocco Rossi, or any other LBCL representative, designated in writing by the Customer to serve as a member of Developer's board of directors effective on the launch date subject to the approval of Developer's shareholders as necessary under corporate law and Developer's bylaws.

                  v. In connection with the investment referred to in EXHIBIT "A" in Developer, Customer hereby represents and warrants:

                           a.       Customer acknowledges that the Shares are
restricted securities" (as such term is defined under the Securities Act of 1933), that the certificates representing this Shares will include a restrictive legend, and, except as otherwise set forth in this Agreement, that the Shares cannot be sold unless registered with the United States Securities and Exchange Commission ("SEC") and qualified by appropriate state securities regulators, or unless Customer obtains written consent from Buyer and otherwise complies with an exemption from such registration and qualification.

                           b. Customer has adequate means of providing for
current needs and contingencies, has no need for liquidity in the Shares, and is able to bear the economic risk of an investment in the Shares of the size contemplated. Customer represents that Customer is able to bear the economic risk of the investment and at the present time could afford a complete loss of such investment. Customer has had a full opportunity to inspect the books and records of the Developer and to make any and all inquiries of Developer's officers and directors regarding Developer as Customer has deemed appropriate.

                           c. Customer is an "Accredited Investor" as that
term is defined in Regulation D of the Act or Customer, either alone or with Customer's professional advisers who are unaffiliated with, have no equity interest in and are not compensated

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by Developer or any affiliate or selling agent of Developer, directly or indirectly, has sufficient knowledge and experience in financial and business matters that Customer is capable of evaluating the merits and risks of an investment in the Shares and of making an informed investment decision with respect thereto and have the capacity to protect Customer's interests in connection with Customer's proposed investment in the Shares.

                           d. Customer is acquiring the Shares solely for
Customer's own account as principal, for investment purposes only and not with a view to the resale or distribution thereof, in whole or in part, and no other person or entity has a direct or indirect beneficial interest in such Shares.

                           e. Customer will not sell or otherwise transfer
the Shares without registration under the Act or an exemption therefrom and fully understands and agrees that Customers must bear the economic risk of the investment in the Shares for an indefinite period of time because, among other reasons, the Shares have not been registered under the Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Act and under the applicable securities laws of such states or unless an exemption from such registration is available.

                           f. Customer understands that Developer is under no
obligation to register the Shares on Customer's behalf or to assist Customer in complying with any exemption from registration under the Act, except as set forth herein.

                           g. Customer understands it is acquiring the Shares
without being furnished any offering literature or prospectus other than any specific information which Customer may have requested that Developer provide Customer.

2. COMPENSATION. Subject to the terms hereof, Customer shall pay Developer such revenue splits as set forth in EXHIBIT "A", according to the due dates set forth therein. All fees shall be net of applicable withholding tax.

3. TERM. The initial term of this Agreement shall be five years commencing August 1, 1999 and ending on July 31, 2004 (the "Initial Term"). This Agreement may be renewed for an additional one year terms, on terms and conditions as are determined by the parties hereto by execution of an intention to renew by both parties at least sixty (60) days prior to the end of the term. This Agreement shall be subject to review and renegotiation after the first 14 months of the Agreement (the "review date") if the Contest Site has not achieved at least 80,000 Customer generated registered users by the review date.

4.       DEVELOPMENT OF THE CONTEST SITE.

         a. CONTENT. Developer shall develop the design specifications and develop, install and test the Contest Site in accordance with EXHIBIT "A". Except for the Customer content to be provided by Customer in accordance with EXHIBIT "A", Developer shall provide or obtain all necessary programming and other production services and materials in order to implement the Contest Site. Developer shall consult with Customer throughout the development of the Contest Site.

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         b. APPROVAL. Customer and Developer shall mutually approve all elements and content of the Contest Site.

         c. ALTERATIONS. If Customer wishes to alter the Description of Work, Customer will describe the proposed alteration to Developer. Should Customer and Developer agree that the alteration is reasonable and necessary, Developer will make the proposed alterations as soon as reasonably practicable.

5.       DELIVERY SCHEDULE.

         a. DELIVERY. Developer shall deliver all Deliverables on the dates specified in the Delivery Schedule set forth in EXHIBIT "A". The customer shall accept all deliverables that have been pre-approved by the Customer or that fall within guidelines agreed to by Developer and Customer.

         b. CONFORMITY. Deliverables shall conform to the Design
Specifications and/or any modifications thereto pursuant to EXHIBIT "A".

6. PROJECT LIAISONS. Unless and until otherwise designated in writing by Developer or Customer, as the case may be, the project liaisons for the parties are listed on EXHIBIT "A". All discussions involving the Description of Work shall be conducted by these persons, or their designees, and any agreement on the Design Specifications and changes thereto shall be in writing and signed by the project liaisons.

7. CONTINUING OBLIGATIONS. If requested by Customer or recommended by Developer, Developer shall, from time to time make such revisions, corrections, updates and enhancements to the Contest Site as deemed necessary by Developer.

8.       PROPRIETARY RIGHTS.

         a. INTELLECTUAL PROPERTY LICENSE. The Contest Site is produced, specially ordered at Customer's request and direction. Customer, its successors and assigns, shall have and is granted a license to use the Contest Site during the term of this Agreement for the purposes outlined herein.

         b. AUTHORSHIP. Developer shall be deemed the creator and author of the Contest Site, the Contests and all Work Product and Intellectual Property Rights. Customer hereby grants Developer the right to place and maintain, on the Contest Site, the credit "developed and designed by Internet Sports Network, Inc." Developer acknowledges and agrees that, as between Developer and Customer, Customer owns all right, title and interest in all Customer Content. Customer and Developer shall have equal rights to utilize the database of Contest participants.

         c. DEVELOPER RIGHTS. Notwithstanding anything to the contrary herein, Developer shall retain all rights, title and interest in any Intellectual Property, Work Product, and Utilities created by Developer prior to or during the term of this Agreement including those which are used in the Contest Site or the development thereof.

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         d. FURTHER ACTS. Developer and Customer shall execute any and all documents and do such other acts requested at any time by Developer and Customer as may be required to evidence, and/or further effect the rights granted to either party hereunder.

         e. COPYRIGHT AND TRADEMARK NOTICES. Customer shall provide Developer with copyright, trademark or other proprietary rights notices in Customer's name for inclusion on the Contest Site as Customer shall direct.

         f. REFERENCES. Subject to the prior written approval of the Customer, such approval to not be unreasonably withheld, the Developer may refer to the Contest Site as an example of its work and to list Customer in its list of references and marketing materials.

9.       CONFIDENTIAL INFORMATION.

         a. CONFIDENTIAL INFORMATION DEFINED. The parties may, during the performance of its services hereunder, have access to and acquire knowledge from material, electronic images data, systems and other information concerning the operation, business financial affairs, products, customers, Intellectual Property Rights or other aspects of the other party that may not be known to the general public ("Confidential Information"). Notwithstanding the foregoing, "Confidential Information" also includes (a) the Contest Site and the Customer and Developer Content; (b) the terms of this Agreement, and
(c) any information or materials that the other party obtains from any third party that the disclosing party treats as proprietary or designates as Confidential Information, whether or not owned by the disclosing party. "Confidential Information" does not include information that the non-disclosing party can document in reasonable detail to the disclosing party's satisfaction: (i) is known by the other party at the time of receipt from the disclosing party and is not subject to any other non-disclosure agreement between the parties; (ii) is now, or hereafter becomes, generally known to the industry or public through no fault of the non-disclosing party; or, (iii) is otherwise lawfully and independently developed by the non-disclosing party, or lawfully acquired from a third party without any obligation of confidentiality.

         b. NON-DISCLOSURE. Neither party shall use, publish or divulge any Confidential Information to any third party without the other's prior, express, written approval, which the other party may withhold in its sole discretion. Both Parties shall cause its employees, agents and every other party it employs in connection with this Agreement, to protect the Confidential Information from unauthorized use or disclosure with the same degree of care, but no less reasonable care, as the party uses to protect its own confidential information of like nature. Either party shall notify the other in writing in the event of any misuse or misappropriation of the Confidential Information that comes to its attention. In the event that either party is directed to disclose any portion of the Confidential Information in conjunction with a judicial proceeding or arbitration, the party required to disclose shall immediately notify the other thereof in writing. Upon the termination of this Agreement, each party shall immediately return all Confidential Information to the other party.

         c. EXCEPTED USE. The parties agree that notwithstanding section 9(b), any database of names and information regarding participants in the contests and the Contest Site shall be the equal property of Developer. Developer hereby grants Customer the right to use the database for its purposes during the term of this Agreement.

         d. CONTEST SITE CONFIDENTIAL. Developer shall provide password protected access to the "test pages" for the Contest Site posted to the Internet for Customer's review.

         e. PUBLIC ANNOUNCEMENTS. The Parties intend to issue a press release concerning their relationship under this Agreement on the launch to the public of the Contest Site (the "Initial Press Release") . The parties shall mutually agree upon content and timing of the Initial Press Release. After the Initial Press Release, neither party will make any public announcement concerning the proposed transaction or related discussions without the other Party's prior approval, except as may be required by law. Where such an announcement is required by law, the party required to make the announcement will inform the other party of the contents of the announcement proposed to be made and will use its reasonable efforts to obtain the other's approval for the announcement, which approval may to be unreasonably withheld.

         f. INJUNCTIVE RELIEF. The Parties acknowledge that the other party will be irreparably harmed if the obligations under this section are not specifically enforced and that the aggrieved party would not have a remedy at law in the event of potential or certain violations by the other party of its obligations under this Agreement. Therefore, the parties agree that the aggrieved party will be entitled to an injunction or any appropriate degree of specific performance for any actual or threatened violations or breaches by the other party, its employees or agents, without the necessity of the aggrieved party showing actual damages or that monetary damage does not afford an adequate remedy. Therefore, upon an actual or impending violation of this Agreement, the other party consents to issuance by the Superior Court of Orange County, California or, or any other court of competent jurisdiction, of a restraining order, preliminary and special or permanent injunction, without bond, restraining or enjoining such potential or certain violation by the other party or any entity or person acting in concert with the other party. The parties understand that such orders are additional to, and do not limit the availability to the aggrieved party of any other remedy.

10.      REPRESENTATIONS, WARRANTIES, LIMITATIONS AND INDEMNIFICATION

         a. POWER TO CONTRACT. Each party represents and warrants that it has the right, power and authority to enter into this Agreement and to fully perform its obligations hereunder and that the making of this Agreement does not violate the any agreement existing between it and any other party.

         b. CONTEST SITE OPERATION. Developer warrants that the Contest Site, as delivered by Developer shall operate substantially in accordance with the Design Specifications and shall be free of any willfully introduced computer virus or other similar harmful, malicious or hidden program or data including without limitation, any hardware or software device or code which shall prevent Customer from accessing or using the Contest Site or any portion thereof.

         c. INDEMNIFICATION. Customer and Developer each agree to, and shall, indemnify, defend and hold the other, and its respective directors, shareholders, officers, agents, employees, successors and assigns from and against any and all claims, demands, suits, actions, judgements, damages, costs, losses, expenses (including attorneys' fees and expenses) and other liabilities arising from, in connection with or related in any way to, directly or indirectly, the other party's performance of this Agreement; any breach or alleged breach of any of the representations, warranties or agreements made by the other parties under this Agreement; the other party's activities hereunder, including without limitation, any unauthorized use by it or any of its subcontractors of any portion of the Confidential Information; and any act or omission of the other party, its directors, officers, agents, employees or subcontractors constituting a breach or alleged breach of any of the representations and warranties set forth herein. Each party shall promptly notify the other of any such claim, and the other party shall bear full responsibility for the cost of defense of such claim (including the cost of any settlement of such claim.) Developer agrees to indemnify and defend Customer from any actual or alleged violation of intellectual property rights of a third person in the operation of the Contest Site.

         d. DEVELOPER INTELLECTUAL PROPERTY REPRESENTATIONS AND WARRANTIES. The Developer represents and warrants to the Customer as follows: (i) the Developer has not received notice of any default, and is not in default, under any contract related to the Site, including all licenses, sublicenses, waivers and permissions relating to the intellectual property used for the purposes of the Site (ii) the Developer is either the owner of, or is or shall be licensed to use, all relevant intellectual property for all the purposes of the Contest Site; (iii) to the best of Developer's knowledge the operation of the Site by the Developer will not infringe or otherwise violate the intellectual property rights in any country of any other Person or violate any confidentiality or other obligation or duty under contract, common law, statute or otherwise; (iv) the Developer is the owner or licensees of all the software and related systems used in or in connection with the Site, and the software may be used by the Developer for or the benefit of the Customer without any location, site, equipment, disclosure or other restriction; and (v) to the Company's knowledge no portion of the software contains or shall contain any protection feature designed to prevent its use including, without limitation, any computer virus, disabling mechanism, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that my be used to access, modify, delete, damage or disable the software, or any other software or system with which the software may be integrated, or any other database, computer hardware, software, system or network.

         e. DEVELOPER'S REPRESENTATIONS AND WARRANTIES AS TO SHARES ISSUED. Developer represents and warrants that the shares issued hereunder have been duly authorized and validly issued under the laws of the state of Florida.

11.      TERMINATION

         a TERMINATION FOR CAUSE. At any time during the term of this Agreement, the parties hereto may terminate this Agreement for cause. For these purposes, "cause" means: (1) a material breach or material default by a party under this Agreement; or (2) a party's insolvency, bankruptcy, dissolution, or liquidation. Such termination may be effected upon written notice from such party, as of the termination date stated therein. Notwithstanding the foregoing, if any material default or material breach is reasonably susceptible to cure, the defaulting party shall be entitled to a grace period of thirty (30) days following the non-defaulting party's delivery of written notice of such default or breach in which to cure such default or breach. Upon a termination hereunder, the parties may exercise any and all of their respective rights and remedies under this Agreement, at law or in equity.

         b. CONTINUING OBLIGATIONS. Termination of this Agreement by either party shall not affect the parties' respective obligations under this Agreement with respect to any obligations of confidentiality or the obligation to pay for all services performed prior to the effective date of termination. The parties agree that all provisions of this Agreement which operate to protect the rights of the individual parties, will remain in force without regard to the termination of this Agreement by either party.

12.      WARRANTIES; LIMITATIONS ON LIABILITY.

         A. DEVELOPER MAKES NO WARRANTY, REPRESENTATION OR PROMISE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN THE CONTEST SITE IS PROVIDED "AS IS". DEVELOPER DISCLAIMS AND EXCLUDES ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS OF THE SOFTWARE FOR A PARTICULAR PURPOSE. DEVELOPER DOES NOT WARRANT THAT THE CONTEST SITE OR RELATED MATERIALS WILL SATISFY CUSTOMER'S REQUIREMENTS OR THOSE OF CUSTOMER'S END USERS OR THAT THE WEB SITE AND RELATED MATERIALS ARE WITHOUT DEFECT OR ERROR OR THAT THE OPERATION OF THE WEB SITE WILL BE UNINTERRUPTED.

         b. In no event will Developer be liable for lost or damaged data, loss of business, or anticipatory profits, or any other consequential or incidental damages resulting from the use or operation of the Contest Site or the maintenance thereof.

13.      NOTIFICATION.

         a. All notices to the parties hereto shall be in writing and shall be sent: (1) by certified or registered mail, return receipt requested, postage prepaid; (2) by air mail if mailed to an address outside of the continental United States; (3) by courier service; or (4) by electronic mail or facsimile transmission, and will be addressed or delivered as provided in attached EXHIBIT "A".

14. ARBITRATION. If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, then either party may, by notice as herein provided, require that the dispute be submitted under the Commercial Arbitration Rules of the American Arbitration Association to an arbitrator in good standing with the American Arbitration Association within fifteen (15) days after such notice is given. Any such arbitrator so selected is to be mutually acceptable to both parties. If both parties are unable to agree upon a single arbitrator, each party shall appoint one (1) arbitrator. If either party does not appoint an arbitrator within five (5) days after the other party has given notice of the name of its arbitrator, the single arbitrator appointed by the party giving notice shall be the sole arbitrator and such arbitrator's decision shall be binding upon both parties. If two (2) arbitrators are appointed, these two (2) arbitrators shall appoint a third arbitrator who shall proceed to resolve the question. The written decision of the single arbitrator ultimately appointed by or for both parties shall be binding and conclusive on the parties. Judgment may be entered on such written decision by the single arbitrator in any court having jurisdiction and the parties consent to the jurisdiction of Orange County, California for this purpose. Any arbitration undertaken pursuant to the terms of this section shall occur in Orange County, California. Notwithstanding the above, any award or judgment provided under these provisions shall be limited to the direct damages suffered by the aggrieved party. Neither party shall be responsible for indirect, consequential or punitive damages arising out of this Agreement.

15. ATTORNEYS' FEES. In the event of any legal, equitable or administrative action or proceeding brought by any party against another party under this Agreement, the prevailing party shall be entitled to recover the reasonable fees of its attorneys and any costs incurred in such action or proceeding including costs of appeal, if any, in such amount that the court or administrative body having jurisdiction over such action may award.

16. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

17. SEVERABILITY. If any provisions(s) of this Agreement shall be held to be invalid, illegal, or unenforceable by a court or other tribunal of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

18. NO IMPLIED WAIVERS. No failure or delay by a party in enforcing any right or remedy under this Agreement shall be construed as a waiver of any future or other exercise of such right or remedy such party.

19. GOVERNING LAW. This Agreement will be construed and enforced in accordance with, and governed by, the laws of the State of California without giving effect to any conflict of laws principles. The parties hereby consent to the personal jurisdiction of the courts of the County of Orange, California and waive any rights to change venue.

20. FORCE MAJEURE. Neither party shall be in default if failure to perform any obligation hereunder is caused solely by supervening conditions beyond that party's control, including acts of God, civil commotion, strikes, labor disputes, and governmental demands or requirements.

21. ENTIRE AGREEMENT AND AMENDMENTS. This Agreement and the schedules and exhibits attached hereto, which are incorporated by reference, constitute the entire agreement of the parties as to the matters set forth herein and supersede any previous negotiations, agreements, understandings, and arrangements between the parties relating hereto. Except as otherwise expressly provided herein, any amendments to this Agreement must be in writing and must be signed by a duly authorized representative of each party.

22. MISCELLANEOUS. Definitions of undefined capitalized terms are set forth in EXHIBIT "B" hereto and incorporated herein by this reference.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

         "DEVELOPER"                                                  "CUSTOMER"

INTERNET SPORTS NETWORK, INC.               LABATT BREWING COMPANY LIMITED
a Florida corporation

By: /S/ KEN CREMA                           By: /S/ ROCCO ROSSI
   -------------------------------             -------------------------------
         Ken Crema                                  Rocco Rossi

Its: Chief Executive Officer                    Its: Vice President

By: /S/ ANDREW DEFRANCESCO
   -------------------------------
         Andrew DeFrancesco
Its: President

                                   EXHIBIT "A"

                               DESCRIPTION OF WORK

1.  CONTEST SITE DEVELOPMENT SERVICES:

         Developer shall design, develop, implement, install and test and be the exclusive provider and operator of free and pay for play sports pools and related sports, fantasy and trivia contests (the "Contests") for Customer on the Contest Site for the following specific sports: football, baseball, basketball, hockey, auto racing, soccer and golf the functionality of which shall be discussed and mutually approved by Customer and Developer. Developer will create all code necessary to build the Contest site including HTML and CGI scripts for the purpose of creating text pages, graphic layouts, Email generators and linkage between pages.

2.  CONTEST SITE MAINTENANCE SERVICES:

         Developer will thoroughly review and test each Contest Site page and feature. Errors in function, navigation, spelling, grammar and punctuation will be scrutinized throughout the process as well as during the allocated test period. Developer shall provide a service level agreement ("SLA") to Customer's satisfaction.

3.  CUSTOMER CONTENT

         Customer agrees to use its best efforts to advertise and promote the Beer.com Site and the Contest Site throughout the term of this Agreement. Customer anticipates that it will spend approximately $30 to $35 million in advertising promotions in North America and $2-3 million in direct advertising spending on Beer.com during the initial 14 months of this Agreement. Customer anticipates that it will spend approximately $15-20 million 12 to 18 months from the launch of Beer.com for advertising and promotion of the Beer.com web site in Europe, South America and Asia. Customer anticipates that its Beer.com site shall receive 15-20 million page views a month within one year of its launch and 500,000 unique users and 160,000,000 pages views per month and 4,000,000 unique users by the end of 5 years from its launch. Customer's efforts are designed to generate by Customer at least 80,000 unique users of the Contest Site by the end of the initial 14 months of the Agreement and achieve 5 million page views per month or 1,000,000 registered users of the Contest Site by the end of the term of this Agreement (the "Performance Standards".) Should Customer fail to generate at least 80,000 registered users by the end of the first 14 months of this Agreement, Customer and Developer agree to review and renegotiate this Agreement, at the initiation of Developer.

         Customer shall provide all prizes for contests.

4.  SCHEDULE OF DELIVERABLES

PHASE 1  - PLAN, DESIGN AND DEVELOPMENT  (AUGUST 1 TO SEPTEMBER 15, 1999)

Developer and Customer personnel will work together to create a mutually acceptable `template' for the initial Contest Site. This template will be designed to complement Customer's current look and image and will be flexible enough to handle Customer's future plans for the Contest Site. The Contest Site will be designed to allow for the easy addition of new contests as each Game begins ( ie. football in Aug., hockey in Sept., basketball in October and baseball in March). The Contest Site will also be designed with the flexibility to easily add new features and functionality as they are developed. A team of Developer's web developers will create the initial Contest Site based on these design specifications.

Cost: no charge to Customer

PHASE 2 -  LAUNCH OF THE CONTEST SITE   (SEPTEMBER 15 TO DECEMBER 31, 1999)

The Initial site will be mainly a contest site with at least one contest available by September 15 (most likely a Fantasy Hockey and a Game day or Trivia game) with several other contests added during the fall. This first set of contests will be simple, fun and free or inexpensive (best method to build a following). Developer recommends waiting until next year to add more complex, pay-to-play contests.

Cost: no charge to Customer

PHASE 3  - ADD NEW FEATURES AND FUNCTION (SEPTEMBER 15, 1999 TO APRIL 30,
2000)

The initial Contest Site will be designed with the flexibility to add new features and functions (as described in the Road Map which is attached hereto as Exhibit A-1 and incorporated herein by this reference), when Customer is ready. During the next 6 months Customer and Developer will implement some, (or all) of the following features as described in the Road Map: sports content, polls, advertising/sponsorship, e-commerce, chat areas, TV programming, e-mail, etc. Developer will host the initial Contest Site on Developer servers until Customer has the infrastructure (equipment and resources) to take it over.

Cost: No charge to Customer.

PHASE 4  - MIGRATION TO BEER.COM SYSTEM (BY SEPTEMBER 2001)

Developer will migrate the Contest Site to new servers at the Customer offices once Customer is ready to host and operate the Contest Site. Developer will oversee the installation and setup of new hardware and training of Customer personnel to take over the operations of the Contest Site. Customer will provide hardware and personnel to take over the operations of the Contest Site. Should the system not be migrated by September 15, 2001, then Customer agrees to pay Developer a service fee to be negotiated based on the then current market price.

PHASE 5 -   REVENUE SHARING FOR CONTESTS AND SPONSORSHIP/ADVERTISING
(SEPTEMBER 15 AND ONGOING)

Developer will be available to help with new and additional contests, excluded from the definition of Contests in this exhibit, Contest Site development and maintenance as consultants on an hourly basis ($125/hr plus expenses). Developer will also continue to design, maintain and operate the Contests for Customer at no charge for the term of this Agreement. Revenue generated (fees paid by contestants and sponsorship/advertisers will be shared as outlined below:

Revenue Sharing Schedule
                                         Customer         Developer
Contestant generated game revenue           10%               90%

Game Page Sponsorship/Advertising           90%               10%
 generated revenue introduced by Customer


Game Page Sponsorship/Advertising           10%               90%
generated revenue introduced by Developer
 and approved by Customer

Revenue shall be payable on a quarterly basis by Developer to Customer. Developer shall provide a summary of revenue generated for the prior quarter plus payment to Customer of Customer's share to Customer by no later than the fifteenth day of the month following the quarter being reported. Revenue generation fees will be due to Customer beginning upon the launch of the Contest Site and shall continue during the life of this Agreement. Customer shall have the right to audit, at any time upon 5 days prior notice, Developer's books and records if Customer believes that the reports do not accurately reflect the revenue generated. The cost of any audit shall only be paid by Developer if the audit reveals a discrepancy in revenues reported and/or paid of 3% of the reported or paid revenues. Developer and Customer acknowledge that after the Contest Site is migrated to Customer, Customer shall be responsible for making the reports and the payments indicated above. The audit rights shall thereafter be those of the Developer.

PHASE 6 -   REVENUE SHARING FOR SPORTS MEMORABILIA (SEPTEMBER 15 AND ONGOING)

Revenue generated by the sale of sports memorabilia on the Contest Site shall be shared amongst Customer and Developer. Revenue, for purposes of this Phase 6, shall be defined as the list price of the memorabilia on the Contest Site less any membership discounts and any costs associated with shipping, handling, taxes and international premiums, including but not limited to duties or levies.

Revenue Sharing Schedule
                                         Customer         Developer
Developer Unique Sports Memorabilia         13%               87%
All other Sports Memorabilia                50%               50%

Revenue shall be payable on every 45 days by Developer to Customer. Developer shall provide a summary of revenue generated for the prior 45 day period plus payment to Customer of Customer's share to Customer by no later than the fifteenth day of the month following the 45 day period being reported. Revenue generation fees will be due to Customer beginning upon the launch of the Contest Site and shall continue during the life of this Agreement. Customer shall have the right to audit, at any time upon 5 days prior notice, Developer's books and records if Customer believes that the reports do not accurately reflect the revenue generated. The cost of any audit shall only be paid by Developer if the audit reveals a discrepancy in revenues reported and/or paid of 3% of the reported or paid revenues. Customer and Developer agree that the terms of any revenue sharing generated by any sports merchandising other than Sports Memorabilia shall be subject to an agreement to be negotiated by and between the parties. Developer and Customer acknowledge that after the Contest Site is migrated to Customer, Customer shall be responsible for making the reports and the payments indicated above. The audit rights shall thereafter be those of the Developer.

5.  PROJECT LIAISONS

         Developer:
                           __________________
                           __________________
                           __________________
                           Tel:______________
                           Fax:______________
         Customer:

                           __________________
                           __________________
                           __________________
                           Tel:______________
                           Fax:______________


6.   EXCLUSIVITY FEE

         In exchange for the exclusive right to develop, design and maintain the Contest Site and its related contests, Developer hereby agrees to provide Customer with a 5% equity interest or 1,000,000 shares of common stock of Developer (the "Shares"). The Shares will be issued immediately upon the execution of this Agreement and held in escrow at the offices of Developer's counsel subject to an escrow agreement attached hereto as EXHIBIT "A-2". The Shares shall be divided into 5 equal share certificates of 200,000 shares each. One share certificate shall be released on each anniversary of the Agreement beginning August 1,2000. However, as described in the Escrow Agreement, all shares will be released prior to the expiration of the term if, over the first year of the Agreement, Developer is the net beneficiary of 5 million page views per month or 1 million registered users generated by Beer.com over the same period. It shall be determined whether this early release condition has been met at the end of the first year of the term. The Parties agree that should this Agreement be terminated Customer with cause and without cure by Developer all shares will be immediately released from escrow. Also, should the Agreement be terminated with cause by Developer prior to the end of the term, Customer shall only be entitled to the shares entitled to be released as of that date. If the termination occurs within an annual period, Customer shall be entitled to the release of the full amount of the Shares to be released at the end of that annual period.

                                   EXHIBIT "B"

                                   DEFINITIONS

1. CORRECTION: means the "debugging" or elimination of errors that cause the Contest Site to fail to work strictly in accordance with the Design Specifications or introduce results that atypical user would believe are unintended.

2. DELIVERABLE: means any item to be delivered by Developer to Customer in accordance with the Delivery Schedule set forth in Exhibit "A".

3. DESIGN SPECIFICATION: means the detailed written description of the Contest Site's functional and aesthetic aspects including without limitation, the design, operating features, interfaces and technical requirements for the Contest Site as set forth in Exhibit "A" or an attachment hereto.. The Design Specifications shall be initialed by the parties and thereafter be deemed attached hereto and incorporated herein.

4. CUSTOMER CONTENT: means any audio and audiovisual material, photographs, artwork, text and other materials provided to Developer by Customer, including without limitation all copyrighted or trademarked materials.

5. INTELLECTUAL PROPERTY RIGHTS: means any and all (by whatever term known or designated) tangible and intangible, now known or hereafter existing (a) rights associated with works of authorship throughout the universe, including but not limited to all exclusive exploitation rights, copyrights, neighboring rights, and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents, designs, algorithms and other industrial property rights; (e) all other proprietary rights of every kind and nature throughout the universe, however designated (including without limitation, logos, character rights, "rental" rights and rights to remuneration), whether arising by operation of law, contract, license or otherwise; and (f) all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force throughout the universe.

6. CONTEST SITE: means the site on the World Wide Web to be developed by Developer hereunder and all portions thereof, including without limitation, all HTML, Java and other formatted text files, all graphics, animation and data files, and all computer software and other script or program files required to exploit such materials and that collective control the display of and user interaction with the Contest Site and have the features and capabilities described in the Design Specifications.

7. DESCRIPTION OF WORK: means a written description of the work to be performed by Developer hereunder.

8. UTILITIES: means all source code and object code for development tools or other technology embodied in or used in connection with the development of the Contest Site.

9. WORK PRODUCT: means all results or proceeds of the services of Developer and of all persons and entities rendering services, in connection with the Contest Site, including all physical embodiments thereof, whether or not incorporated into a Deliverable.

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT ("Agreement") is effective the 1st day of August 1999, by and between INTERNET SPORTS NETWORK, INC., a Florida corporation ("ISN") and LABATT BREWING COMPANY LIMITED, or any affiliate thereof ("LBCL") and HORWITZ & BEAM, INC., a California corporation ("Escrow Agent").

                                 R E C I T A L S

     A. ISN and LBCL have entered into a Site Development Services Agreement dated effective August 1, 1999, (the "Agreement") wherein ISN agrees to transfer to LBCL up to 1,000,000 shares of common stock of ISN to LBCL (the "Stock"). Also according to the Agreement, ISN and LBCL have agreed that the Escrowed Property, as hereinafter defined, shall be released only upon the conditions stated in the Agreement and as more fully defined herein. For the purposes of this Agreement "Escrowed Property" means the Stock and all cash, securities and/or property in any way distributed in respect of the Stock or any Escrowed Property and any cash, securities or property resulting from or received in respect of any securities or property resulting from or received in respect of any subdivision, consolidation or other change in the Stock or Escrowed Property or any consolidation, merger or other transaction involving ISN.

     B. ISN, Escrow Agent and LBCL desire to enter into this Agreement pursuant to which Escrow Agent will provide escrow services for ISN and LBCL in connection with the Escrowed Property.

                                A G R E E M E N T

1. APPOINTMENT OF ESCROW AGENT. ISN and LBCL hereby appoint Escrow Agent, and Escrow Agent hereby accepts the appointment, as escrow agent to receive, hold, and release pursuant to the terms hereof, the Stock.

2.   TERMS OF ESCROW. Escrow Agent covenants and agrees as follows:

     1. RETENTION. Escrow Agent shall hold all Stock deposited herewith until the terms permitting its release pursuant to the Agreement have been met.

     2. RELEASE. The Stock shall be released to LBCL according to the following schedule, unless earlier released as set forth below:

              i. On August 1, 2000 a certificate representing 200,000 shares and all other Escrowed Property shall be released.

              ii. On August 1, 2000 a certificate representing 200,000 shares and all other Escrowed Property shall be released

              iii. On August 1, 2002 a certificate representing 200,000 shares and all other Escrowed Property shall be released

              iv. On August 1, 2003 a certificate representing 200,000 shares and all other Escrowed Property shall be released

              v. On August 1, 2004 a certificate representing 200,000 shares and all other Escrowed Property shall be released

     c. EARLY RELEASE. The Escrowed Property may be released earlier then the above schedule, but no sooner than August 1, 2000, upon the following conditions:

              i. Escrow Agent receives written notice from ISN or LBCL that there has been 5 million page views in any month or 1 million registered users in any year at any time prior to the end of the term and that ISN or LBCL requests that Escrow Agent release all of the Escrowed Property; or

              ii. Escrow Agent receives written notice from ISN or LBCL that a greater than 50% interest in ISN , or all or substantially all of ISN's assets, will be sold or transferred within the sixty (60) days following the date of the written notice, and that ISN or LBCL requests that Escrow Agent release all of the Escrowed Property.

              iii. Escrow Agent receives notice from either ISN or LBCL that the other party has terminated the Agreement with cause, as is defined therein. Upon receipt of such notice, Escrow Agent shall provide notice to the non-terminating party of the termination notice. Should the non-terminating party not respond to the Escrow Agent's notice within ten
(10) days of the date Escrow Agent sends notice to the non-terminating party, the Escrowed Property shall be released: if LBCL is the terminating party all Escrowed Property held hereunder shall be released to LBCL; if ISN is the terminating party, LBCL shall receive the Escrowed Property entitled to be released as of the date the notice of termination is received by Escrow Agent, provided that if the termination by ISN occurs within an annual period, LBCL shall be entitled to the release of the full amount of the Escrowed Property to be released on the next otherwise scheduled release date Should the non-terminating party provide written notice that the termination has been cured or is invalid within the 10 day notice period set forth above, Escrow Agent shall immediately inform the terminating party of the non-terminating party's response. Should the termination notice not be retracted within 5 days of Escrow Agent's notification of the non-terminating party's notice, the Escrow Agent shall consider this a disagreement between the parties and shall treat the Ecrowed Property according to section 4 herein.

3. CONDITIONS PRECEDENT TO RELEASE. Escrow Agent shall not undertake to release any of the Escrowed Property to Purchaser until the appropriate dates indicated in section 2 above.

4. DISAGREEMENTS. In the event of any disagreement between ISN and LBCL, or any of them or any other person or persons whether or not named in this Agreement, and adverse claims or demands are made in connection with or for any of the Escrowed Property, Escrow Agent shall be entitled at its option to refuse to comply with any such claim or demand so long as such disagreement shall continue, and in so doing, Escrow Agent shall not be or become liable for damages or interest to the foregoing, or any of them, or to any other person or persons for Escrow Agent's failure or refusal to comply with such conflicting or adverse claims or demands. Escrow Agent shall be entitled to continue so to refrain and refuse so to act until:

     a. the rights of the adverse claimants have been fully adjudicated in a court assuming and having a jurisdiction of the claimants and the Escrowed Property; or

     b. all differences shall have been adjusted by agreement, and Escrow Agent shall have been notified thereof in writing by all persons deemed by Escrow Agent, in its sole discretion, to have an interest therein.

     In addition, Escrow Agent, in its sole discretion, may file a suit in interpleader for the purpose of having the respective rights of all claimants adjudicated, and may deposit with the court all of the Escrowed Property; and the parties each agree to pay one-half of all costs and counsel fees incurred by Escrow Agent in such action, said costs and fees to be included in the judgment in any such action.

5. COURT ORDERS. Escrow Agent is hereby authorized, in its exclusive discretion, to obey and comply with all writs, orders, judgments or decrees issued by any court or administrative agency affecting any money, documents or things held by Escrow Agent, Escrow Agent shall not be liable to any of the parties hereto, their successors, heirs, or personal representatives by reason of Escrow Agent's compliance with such writs, orders, judgments or decrees, notwithstanding such writ, order, judgment or decree is later reversed, modified, set aside or vacated.

6. TERMINATION. Notwithstanding anything in this Agreement to the contrary, Escrow Agent may, in its sole discretion, upon twenty (20) days written notice to ISN and LBCL, resign as Escrow Agent and shall be entitled to reimbursement for those costs and expenses incurred to the date of such resignation. In the event the parties fail to appoint a successor escrow agent and notify the Escrow Agent in writing of such appointment within such 20-day period, the Escrow Agent shall be deemed to be solely a custodian of the Escrowed Property without further duties hereunder, and shall be entitled to petition a court of competent jurisdiction to appoint a successor escrow agent. Upon the appointment of a successor escrow agent by the parties hereunder or by such court, the Escrow Agent's duties and liabilities under this Agreement shall terminate.

7. LIMITATION ON LIABILITY. Escrow Agent may rely on and shall suffer no liability as a result of acting in accordance with any written notice, instruction or request furnished to Escrow Agent hereunder which is reasonably believed by Escrow Agent to be genuine and to have been signed or presented by a person reasonably believed by Escrow Agent to be authorized to act on behalf of ISN or LBCL, as the case may be. Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement. Escrow Agent may consult with counsel of its own choice, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

8.   MISCELLANEOUS.

     a. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof.

     b. RIGHTS AS STOCKHOLDER. The parties acknowledge and agree that despite the existence of this escrow agreement, LBCL shall be treated equally with all other ISN shareholders. In the event of a stock split, merger, reorganization or other change in the rights or shareholdings of ISN's common stock, LBCL shall be treated in a like manner with the other shareholders of ISN.

     c. RIGHTS OFFERING BY ISN. If ISN or any successor corporation undertakes any rights offering pursuant to which the holder of shares of the same class as the Stock will be offered the right to obtain additional shares of such class or another class, the rights under such offering attributable to the Stock shall be the same as the rights under such offering attributable to other shares of the same class as the Stock. To the extent that rights under an offering are attributable to the Stock, the Escrow Agent may sell or exercise such rights only on the written direction of LBCL and may provide the Escrow Agent with all funds necessary for the Escrow Agent to sell or exercise such rights. To the extent that such rights are exercised by the Escrow Agent on the direction of LBCL, the Escrow Agent shall release from escrow, and is hereby irrevocably directed to deliver to LBCL the Escrowed Property, issuable on the exercise of such rights. If the Escrow Agent is directed to sell such rights, the Escrow Agent shall do so on a best efforts basis and shall not be liable for not selling such rights at any particular price or time or at all. To the extent that such rights are sold by the Escrow Agent on the direction of LBCL, the proceeds therefrom shall form part of the Escrowed Property

     d. VOTING. The parties agree that the Stock will be voted LBCL as it may direct from time to time.

     e. NOTICES. Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by facsimile, personal delivery, overnight delivery, or mailed by registered or certified mail, postage prepaid, with return receipt requested, to the following addresses:

              If to Escrow Agent:      Horwitz & Beam
                                       Two Venture Plaza, Suite 350
                                       Irvine, CA 92618
                                       Fax: 949/453-9416
                                       Attention: Lawrence W. Horwitz, Esq.
              If to ISN:               Internet Sports Network, Inc.
                                       225 Richmond Street West, Suite 403
                                       Toronto, Ontario
                                       Canada M5V 1W2
                                       Fax: (416) 599-8228
                                       Attention: Andrew DeFrancesco, Chairman

              If to LBCL:              Labatt Brewing Company Limited
                                       181 Bay Street Suite 200
                                       Toronto Ontario
                                       Canada M5R 2T3
                                       Fax: (416) 361-5200
                                       Attention: Rocco Rossi, Vice-President
                                       Interactive Media

     The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by facsimile, personal delivery, or overnight delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given seven days after deposit thereof in the United States mail.

     f. AMENDMENTS AND WAIVERS. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

     g. ATTORNEYS' FEES. In the event either party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys' fees, as may be fixed by the court.

     h. EXECUTION OF ADDITIONAL DOCUMENTS. Each party hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

     i. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of such state without giving effect to any principles of conflict of laws. The parties hereby irrevocably consent to the jurisdiction of the courts of the State of California.

     j. BINDING EFFECT AND ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and assigns. Notwithstanding the foregoing, neither this Agreement, nor any rights, liabilities or obligations hereunder may be assigned by Escrow Agent without the prior written consent of ISN and LBCL, such consent not to be unreasonably withheld or delayed.

     k. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be entered into as of the date first written above.

ISN                                                       LBCL

INTERNET SPORTS NETWORK                 LABATT BREWING COMPANY LIMITED
a Florida corporation

By: /s/ Andrew DeFrancesco              By: /s/ Rocco Rossi
   ------------------------                ------------------------------
Andrew DeFrancesco, Chairman
                                        Its:
                                            -----------------------------

ESCROW AGENT

HORWITZ & BEAM, INC.
a California corporation

By: /s/ Lawrence W. Horwitz
   ------------------------
Lawrence W. Horwitz, Vice President